Exhibit 99.1

Southern First Reports Results for Third Quarter 2020

Greenville, South Carolina, October 27, 2020 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three- and nine-month period ended September 30, 2020.

“I am proud of our team’s performance in this COVID environment. Our team of bankers have generated excellent loan growth, maintained our margin, and closed record volume of mortgage originations,” stated Art Seaver, the company’s Chief Executive Officer.

2020 Third Quarter Highlights
●	Net income of $2.2 million, compared to $7.4 million for Q3 2019
●	Diluted earnings per common share of $0.28 per share, compared to $0.95 for Q3 2019
●	Loan loss provision of $11.1 million, compared to $650 thousand for Q3 2019
COVID-19 Update
●	Payment modifications on 864 loans totaling $626.7 million as of September 30, 2020
○ 68% of loan modifications, or $423.8 million, have returned to original payment status
●	Loans within nine targeted industries represent 39% of total loan modifications as of September 30, 2020
○ 64% of target industry modifications, or $157.3 million, have returned to original payment status
●	Modified loans completing payment deferral period projected to total 89% by October 31, 2020
●	Modified loans with remaining payment deferrals projected to be 3% of total loans by October 31, 2020
●	Consolidation and sale of two Columbia, South Carolina offices complete

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
	2020	2020	2020	2019	2019
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$2,217	4,678	2,832	7,198	7,412
Earnings per common share, diluted	0.28	0.60	0.36	0.92	0.95
Total revenue(1)	28,221	28,981	22,014	21,136	21,675
Net interest margin (tax-equivalent)(2)	3.52%	3.42%	3.43%	3.41%	3.36%
Return on average assets(3)	0.37%	0.77%	0.51%	1.32%	1.37%
Return on average equity(3)	4.16%	8.78%	5.42%	14.18%	15.20%
Efficiency ratio(4)	50.26%	43.63%	56.20%	51.92%	52.98%
Noninterest expense to average assets (3)	2.34%	2.09%	2.23%	2.01%	2.12%
Balance Sheet ($ in thousands):
Total loans(5)	$2,078,540	2,036,801	2,030,261	1,943,525	1,838,427
Total deposits	2,181,056	2,188,643	2,025,698	1,876,124	1,899,295
Core deposits(6)	2,011,919	1,991,005	1,804,027	1,656,005	1,690,294
Total assets	2,479,411	2,482,295	2,372,249	2,267,195	2,201,626
Loans to deposits	95.30%	93.06%	100.23%	103.59%	96.80%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	14.15%	13.76%	13.59%	13.73%	13.63%
Tier 1 risk-based capital ratio	11.73%	11.37%	11.29%	11.63%	11.51%
Leverage ratio	9.47%	9.38%	10.00%	10.10%	9.82%
Common equity tier 1 ratio(8)	11.07%	10.72%	10.63%	10.94%	10.80%
Tangible common equity(9)	8.82%	8.71%	8.87%	9.08%	9.02%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.42%	0.36%	0.42%	0.30%	0.32%
Classified assets/tier one capital plus allowance for loan losses	7.00%	7.51%	7.99%	7.93%	7.43%
Loans 30 days or more past due	0.26%	0.40%	0.60%	0.23%	0.30%
Net charge-offs/average loans(5) (YTD annualized)	0.11%	0.12%	0.04%	0.08%	0.09%
Allowance for loan losses/loans(5)	2.03%	1.55%	1.11%	0.86%	0.86%
Allowance for loan losses/nonaccrual loans	482.43%	350.74%	226.14%	244.95%	225.50%
[Footnotes to table located on page 7]

COVID-19 IMPACT
The COVID-19 pandemic has resulted in uncertain economic conditions across the globe, significantly impacting our business and that of many of our clients during 2020. As we progress through the pandemic, the majority of our team has returned to working in the office at this time; however, we maintain the ability to shift to working remotely as needed. Our offices continue to operate in a drive-thru only mode with “in-person” client meetings available by appointment to maintain the safety of our team and our clients. This strategy, combined with our digital technology, has been extremely effective in serving our clients, and has created an opportunity for us to consolidate our three Columbia, South Carolina offices into one location. The sale of the two Columbia office buildings was completed on October 9, 2020.

Beginning late in the first quarter of 2020, we began granting loan modifications or deferrals to certain borrowers affected by the pandemic on a short-term basis of three to six months. As of September 30, 2020, our clients had requested loan payment deferrals or payments of interest-only on 864 loans totaling $626.7 million, of which 91% were commercial loans. As of September 30, 2020, 68% of these loans have reached the end of their deferral period and have begun to resume normal payments. In addition, we expect 89% of modified loans to resume normal payment status by October 31, 2020. While our non-performing assets increased during the third quarter of 2020, the increase was not primarily driven by the economic pressures of COVID-19. Instead, the increase related to clients that were experiencing financial difficulty before the pandemic. In addition, our loans past due 30 days or more declined during the third quarter, with commercial loans representing 0.08% and consumer loans representing 0.18% of past due loans.

As we closely monitor credit risk and our exposure to increased loan losses resulting from the impact of COVID-19 on our commercial clients, we have identified nine loan categories in targeted industries to monitor during this crisis. The table below identifies these segments as well as the outstanding and committed loan balances for each industry. Of the $244.4 million of loans modified in these categories as of September 30, 2020, 64% have begun to resume normal payments.

	September 30, 2020
				% of
		% of Total	Total	Committed	Total			%
	Balance	Loans	Committed	Balance	Modified	%	Deferral	Deferral
(dollars in thousands)	Outstanding	Outstanding	Balance	Outstanding	Balance	Modified	Complete	Complete
Religious organizations	$66,721	3.2%	91,548	72.9%	33,648	50.4%	4,323	12.8%
Entertainment facilities	4,709	0.2%	9,289	50.7%	824	17.5%	824	100.0%
Hotels	90,612	4.4%	108,930	83.2%	68,521	75.6%	34,075	49.7%
Personal care businesses	1,315	0.1%	1,359	96.8%	547	41.6%	547	100.0%
Restaurants	13,391	0.6%	14,946	89.6%	5,473	40.9%	5,004	91.4%
Sports facilities	22,283	1.1%	22,827	97.6%	9,165	41.1%	7,515	82.0%
Travel related businesses	1,231	0.1%	1,987	61.9%	988	80.3%	988	100.0%
Private healthcare facilities	34,318	1.6%	39,066	87.8%	20,175	58.8%	18,508	91.7%
Non-essential retail	195,498	9.4%	203,035	96.3%	105,092	53.8%	85,482	81.3%
Total	$430,078	20.7%	492,987	87.2%	244,433	56.8%	157,266	64.3%
[Footnotes to table located on page 7]

INCOME STATEMENTS – Unaudited

	Quarter Ended					Nine Months Ended
	Sept 30	Jun 30	Mar 31	Dec 31	Sept 30	September 30
(in thousands, except per share data)	2020	2020	2020	2019	2019	2020	2019
Interest income
Loans	$23,042	23,554	23,367	23,124	22,817	69,963	65,804
Investment securities	310	384	396	438	576	1,090	1,664
Federal funds sold	63	53	103	334	663	218	1,288
Total interest income	23,415	23,991	23,866	23,896	24,056	71,271	68,756
Interest expense
Deposits	2,393	3,627	5,174	5,771	6,409	11,195	17,959
Borrowings	385	590	594	492	368	1,569	1,161
Total interest expense	2,778	4,217	5,768	6,263	6,777	12,764	19,120
Net interest income	20,637	19,774	18,098	17,633	17,279	58,507	49,636
Provision for loan losses	11,100	10,200	6,000	1,050	650	27,300	1,250
Net interest income after provision for loan losses	9,537	9,574	12,098	16,583	16,629	31,207	48,386
Noninterest income
Mortgage banking income	6,277	5,776	2,668	2,181	3,055	14,721	7,741
Service fees on deposit accounts	211	197	262	260	271	670	802
ATM and debit card income	465	394	398	441	464	1,258	1,287
Income from bank owned life insurance	270	270	270	281	282	810	720
Gain on sale of securities, net	-	-	-	719	2	-	-
Loss on extinguishment of debt	-	(37)	-	(1,496)	-	(37)	-
Net lender fees on PPP loan sale	-	2,247	-	-	-	2,247	-
Other income	361	360	318	1,117	322	1,039	930
Total noninterest income	7,584	9,207	3,916	3,503	4,396	20,708	11,480
Noninterest expense
Compensation and benefits	8,894	8,450	7,871	7,175	7,668	25,216	21,850
Occupancy	1,602	1,498	1,536	1,429	1,416	4,635	4,099
Other real estate owned expenses	673	-	-	-	-	673	-
Outside service and data processing costs	1,225	1,228	1,192	1,109	1,073	3,646	3,078
Insurance	377	298	320	70	145	995	743
Professional fees	568	527	497	447	399	1,591	1,252
Marketing	176	101	258	208	237	535	733
Other	668	542	698	535	546	1,907	1,745
Total noninterest expenses	14,183	12,644	12,372	10,973	11,484	39,198	33,500
Income before provision for income taxes	2,938	6,137	3,642	9,113	9,541	12,717	26,366
Income tax expense	721	1,459	810	1,915	2,129	2,990	5,705
Net income available to common shareholders	$2,217	4,678	2,832	7,198	7,412	9,727	20,661

Earnings per common share – Basic	$0.29	0.61	0.37	0.94	0.98	1.26	2.75
Earnings per common share – Diluted	0.28	0.60	0.36	0.92	0.95	1.24	2.66
Basic weighted average common shares	7,732	7,722	7,679	7,608	7,548	7,711	7,501
Diluted weighted average common shares	7,815	7,819	7,827	7,811	7,781	7,820	7,760

[Footnotes to table located on page 7]

Net income for the third quarter of 2020 was $2.2 million, or $0.28 per diluted share, a $2.5 million decrease from the second quarter of 2020 and a $5.2 million decrease from the third quarter of 2019. For the nine months ended September 30, 2020, net income was $9.7 million, a decrease of 52.9% over the nine months ended September 30, 2019.

Net interest income increased $863 thousand for the third quarter of 2020, compared with the second quarter of 2020, and increased $3.4 million, or 19.4%, compared to the third quarter of 2019, which primarily reflects a reduction in deposit costs over each prior period. Net interest income for the first nine months of 2020 increased 17.9% compared with the first nine months of 2019, reflecting an increase in loan balances and a reduction in deposit costs from the prior year.

The provision for loan losses increased to $11.1 million for the third quarter of 2020, compared to $10.2 million for the second quarter and $650 thousand for the third quarter of 2019. The provision for loan losses totaled $27.3 million for the first nine months of 2020 compared to $1.25 million for the first nine months of 2019. The increased provision during the third quarter of 2020 was driven by qualitative adjustment factors related to the uncertain economic and business conditions at both the national and regional levels at September 30, 2020, such as the continued impact on the tourism and hospitality industries due to the pandemic, an increase in permanent job losses, and uncertainty in the political realm.

Noninterest income totaled $7.6 million for the third quarter of 2020, a $1.6 million decrease from the second quarter of 2020, which was driven by net SBA lender fee income of $2.2 million received on PPP loans originated and then sold to a third party during the second quarter, partially offset by an increase in mortgage banking income. Noninterest income increased by $3.2 million from the third quarter of 2019 also due to an increase in mortgage banking income resulting from the continued favorable mortgage rate environment.

Noninterest expense for the third quarter of 2020 increased $1.5 million compared with the second quarter of 2020 and increased $2.7 million compared with the third quarter of 2019. The increases were due primarily to higher compensation and benefits expense related to mortgage banking, occupancy costs and other real estate owned expenses.

Our effective tax rate was 24.5% for the third quarter of 2020, 23.8% for the second quarter of 2020, and 22.3% for the third quarter of 2019. The higher tax rate this quarter relates to the favorable tax impact of stock option transactions in the prior periods.

NET INTEREST INCOME AND MARGIN - Unaudited

							For the Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$162,092	$63	0.15%	$100,009	$53	0.21%	$111,169	$663	2.37%
Investment securities, taxable	77,365	261	1.34%	68,669	339	1.99%	83,183	538	2.57%
Investment securities, nontaxable(2)	7,136	64	3.55%	6,749	58	3.48%	5,097	51	3.94%
Loans(10)	2,088,746	23,042	4.39%	2,150,717	23,554	4.40%	1,840,450	22,817	4.92%
Total interest-earning assets	2,335,339	23,430	3.99%	2,326,144	24,004	4.15%	2,039,899	24,069	4.68%
Noninterest-earning assets	104,065			107,054			109,395
Total assets	$2,439,404			$2,433,198			$2,149,294
Interest-bearing liabilities
NOW accounts	$264,786	50	0.08%	$252,465	91	0.14%	$215,125	159	0.29%
Savings & money market	1,021,850	1,176	0.46%	975,539	2,069	0.85%	899,407	4,106	1.81%
Time deposits	296,186	1,167	1.57%	318,379	1,467	1.85%	374,200	2,144	2.27%
Total interest-bearing deposits	1,582,822	2,393	0.60%	1,546,383	3,627	0.94%	1,488,732	6,409	1.71%
FHLB advances and other borrowings	-	-	-	80,898	175	0.87%	25,037	218	3.45%
Subordinated debentures	35,954	385	4.26%	35,926	415	4.65%	13,642	150	4.36%
Total interest-bearing liabilities	1,618,776	2,778	0.68%	1,663,207	4,217	1.02%	1,527,411	6,777	1.76%
Noninterest-bearing liabilities	601,896			555,746			428,444
Shareholders’ equity	218,732			214,245			193,439
Total liabilities and shareholders’ equity	$2,439,404			$2,433,198			$2,149,294
Net interest spread			3.31%			3.13%			2.92%
Net interest income (tax equivalent) / margin		$20,652	3.52%		$19,787	3.42%		$17,292	3.36%
Less: tax-equivalent adjustment(2)		15			13			13
Net interest income		$20,637			$19,774			$17,279

[Footnotes to table located on page 7]

Net interest income was $20.6 million for the third quarter of 2020, an $863 thousand increase from the second quarter of 2020. Interest income, on a tax-equivalent basis, decreased by $574 thousand due primarily to lower average loan balances, while interest expense decreased by $1.4 million driven by lower deposit costs. In comparison to the third quarter of 2019, net interest income increased $3.4 million due to higher loan balances and lower deposit costs, partially offset by lower yields on interest-earning assets and a higher subordinated debt balance. Our net interest margin, on a tax-equivalent basis, was 3.52% for the third quarter of 2020, a 10-basis point increase from 3.42% for the second quarter of 2020 and a 16-basis point increase from 3.36% for the third quarter of 2019. Lower deposit costs offset the lower loan yield during the third quarter of 2020, having a positive impact on our net interest margin.

BALANCE SHEETS - Unaudited

	Ending Balance
	September 30	June 30	March 31	December 31	September 30
(in thousands, except per share data)	2020	2020	2020	2019	2019
Assets
Cash and cash equivalents:
Cash and due from banks	$14,916	47,292	17,521	19,196	44,349
Federal funds sold	83,106	87,743	40,277	89,256	19,215
Interest-bearing deposits with banks	64,893	103,371	83,314	19,364	70,959
Total cash and cash equivalents	162,915	238,406	141,112	127,816	134,523
Investment securities:
Investment securities available for sale	87,991	70,997	70,507	67,694	89,427
Other investments	2,589	2,610	5,341	6,948	3,307
Total investment securities	90,580	73,607	75,848	74,642	92,734
Mortgage loans held for sale	63,823	44,169	34,948	27,046	40,630
Loans (5)	2,078,540	2,036,801	2,030,261	1,943,525	1,838,427
Less allowance for loan losses	(42,219)	(31,602)	(22,462)	(16,642)	(15,848)
Loans, net	2,036,321	2,005,199	2,007,799	1,926,883	1,822,579
Bank owned life insurance	40,821	40,551	40,281	40,011	39,730
Property and equipment, net	61,386	61,344	58,656	58,478	54,846
Deferred income taxes	6,510	4,017	4,087	4,275	8,970
Other assets	17,055	15,002	9,518	8,044	7,614
Total assets	$2,479,411	2,482,295	2,372,249	2,267,195	2,201,626
Liabilities
Deposits	$2,181,056	2,188,643	2,025,698	1,876,124	1,899,295
Federal Home Loan Bank advances	-	-	65,000	110,000	25,000
Subordinated debentures	35,971	35,944	35,917	35,890	35,887
Other liabilities	43,635	41,554	35,159	39,321	42,950
Total liabilities	2,260,662	2,266,141	2,161,774	2,061,335	2,003,132
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	77	77	77	77	76
Nonvested restricted stock	(989)	(1,001)	(1,105)	(803)	(919)
Additional paid-in capital	108,337	108,031	107,529	106,152	105,378
Accumulated other comprehensive income (loss)	865	805	410	(298)	424
Retained earnings	110,459	108,242	103,564	100,732	93,535
Total shareholders’ equity	218,749	216,154	210,475	205,860	198,494
Total liabilities and shareholders’ equity	$2,479,411	2,482,295	2,372,249	2,267,195	2,201,626
Common Stock
Book value per common share	$28.27	27.95	27.27	26.83	26.05
Stock price:
High	27.96	30.49	42.72	44.32	41.69
Low	23.30	24.21	21.64	37.94	36.27
Period end	24.15	27.71	28.37	42.49	39.85
Common shares outstanding	7,738	7,735	7,718	7,673	7,619

[Footnotes to table located on page 7]

ASSET QUALITY MEASURES - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2020	2020	2020	2019	2019
Nonperforming Assets
Commercial
Owner occupied RE	$-	-	-	-	-
Non-owner occupied RE	1,059	2,428	3,268	188	1,963
Construction	143	-	-	-	-
Commercial business	201	229	231	235	198
Consumer
Real estate	2,518	1,324	1,821	1,829	1,637
Home equity	632	360	427	431	467
Construction	-	-	-	-	-
Other	-	-	-	-	-
Nonaccruing troubled debt restructurings	4,198	4,669	4,186	4,111	2,763
Total nonaccrual loans	8,751	9,010	9,933	6,794	7,028
Other real estate owned	1,684	-	-	-	-
Total nonperforming assets	$10,435	9,010	9,933	6,794	7,028
Nonperforming assets as a percentage of:
Total assets	0.42%	0.36%	0.42%	0.30%	0.32%
Total loans	0.50%	0.44%	0.49%	0.35%	0.38%
Accruing troubled debt restructurings (TDRs)	$5,277	7,332	7,939	5,219	5,791
Classified assets/tier 1 capital plus allowance for loan losses	$7.00%	7.51%	7.99%	7.93%	7.43%

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2020	2020	2020	2019	2019
Allowance for Loan Losses
Balance, beginning of period	$31,602	22,462	16,642	15,848	16,144
Loans charged-off	(1,064)	(1,083)	(266)	(275)	(963)
Recoveries of loans previously charged-off	581	23	86	19	17
Net loans charged-off	(483)	(1,060)	(180)	(256)	(946)
Provision for loan losses	11,100	10,200	6,000	1,050	650
Balance, end of period	$42,219	31,602	22,462	16,642	15,848
Allowance for loan losses to gross loans	2.03%	1.55%	1.11%	0.86%	0.86%
Allowance for loan losses to nonaccrual loans	482.43%	350.74%	226.14%	244.95%	225.50%
Net charge-offs to average loans QTD (annualized)	0.09%	0.20%	0.04%	0.06%	0.21%

Total nonperforming assets increased by $1.4 million to $10.4 million for the third quarter of 2020, representing 0.42% of total assets, compared to the second quarter of 2020, an increase of six basis points. The increase in nonperforming assets was primarily a result of $4.3 million of loans added to nonaccrual during the third quarter of 2020, of which $3.2 million related to three client relationships. In addition, $2.0 million of nonaccrual loans paid off and $2.2 million of loans were transferred to other real estate owned during the third quarter of 2020. The allowance for loan losses as a percentage of nonaccrual loans was 482.43% at September 30, 2020, compared to 350.74% at June 30, 2020 and 225.50% at September 30, 2019.

At September 30, 2020, the allowance for loan losses was $42.2 million, or 2.03% of total loans, compared to $31.6 million, or 1.55% of total loans, at June 30, 2020 and $15.8 million, or 0.86% of total loans, at September 30, 2019. Net charge-offs were $483 thousand, or 0.09% on an annualized basis, for the third quarter of 2020 compared to $1.1 million, or 0.20% of net charge-offs, annualized, for the second quarter of 2020. Net charge-offs were $946,000 for the third quarter of 2019. The provision for loan losses was $11.1 million for the third quarter of 2020 compared to $10.2 million for the second quarter of 2020 and $650 thousand for the third quarter of 2019. The increased provision during the three and nine months ended September 30, 2020 was driven by qualitative adjustment factors related to the uncertain economic and business conditions at both the national and regional levels at September 30, 2020, such as continued impact on the tourism and hospitality industries due to the pandemic, an increase in permanent job losses, and uncertainty in the political realm.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2020	2020	2020	2019	2019
Commercial
Owner occupied RE	$419,316	420,858	422,124	407,851	392,896
Non-owner occupied RE	570,139	554,566	534,846	501,878	481,865
Construction	64,063	71,761	74,758	80,486	75,710
Business	303,760	310,212	317,702	308,123	290,154
Total commercial loans	1,357,278	1,357,397	1,349,430	1,298,338	1,240,625
Consumer
Real estate	496,684	437,742	427,697	398,245	346,512
Home equity	161,795	173,739	183,099	179,738	174,611
Construction	39,355	45,629	45,240	41,471	49,548
Other	23,428	22,294	24,795	25,733	27,131
Total consumer loans	721,262	679,404	680,831	645,187	597,802
Total gross loans, net of deferred fees	2,078,540	2,036,801	2,030,261	1,943,525	1,838,427
Less—allowance for loan losses	(42,219)	(31,602)	(22,462)	(16,642)	(15,848)
Total loans, net	$2,036,321	2,005,199	2,007,799	1,926,883	1,822,579

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2020	2020	2020	2019	2019
Non-interest bearing	$575,195	573,548	437,855	397,331	414,704
Interest bearing:
NOW accounts	284,490	285,953	260,320	228,680	230,676
Money market accounts	1,025,518	1,006,233	979,861	898,923	891,784
Savings	23,837	22,675	19,563	16,258	15,912
Time, less than $100,000	38,510	41,610	43,596	47,941	55,501
Time and out-of-market deposits, $100,000 and over	233,506	258,624	284,503	286,991	290,718
Total deposits	$2,181,056	2,188,643	2,025,698	1,876,124	1,899,295

Footnotes to tables:

(1) Total revenue is the sum of net interest income and noninterest income.

(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

(3) Annualized for the respective three-month period.

(4) Noninterest expense divided by the sum of net interest income and noninterest income.

(5) Excludes mortgage loans held for sale.

(6) Excludes out of market deposits and time deposits greater than $250,000.

(7) September 30, 2020 ratios are preliminary.

(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

(10) Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly-owned subsidiary, Southern First Bank, is the largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 11 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $2.5 billion and its common stock is traded on the NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the novel coronavirus, or COVID-19, on the economies and communities the company serves, which may have an adverse impact on the company’s business, operations and performance, and could have a negative impact on the company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) changes in interest rates, which may affect the company’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (7) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com